                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "Agreement") is made and entered into as of February 18, 2004 (the "Agreement Date"), by and among (i) NBC Holdings Corp., a Delaware corporation (the "Parent"), (ii) New NBC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent ("Merger Sub"), (iii) NBC Acquisition Corp., a Delaware corporation (the "Company"), (iv) each of the individuals and entities listed on Schedule 1 hereto, each in their capacity as a stockholder, optionholder and warrantholder (as the case may be) of the Company (collectively, the "Initial Selling Stockholders"), (v) each of the individuals that becomes a Selling Stockholder party to this Agreement after the Agreement Date pursuant to the terms hereof (together with the Initial Selling Stockholders, the "Selling Stockholders"), and (vi) HWH Capital Partners, L.P., a Delaware limited partnership, acting in its capacity as the Stockholder Representative (the "Stockholder Representative"). Capitalized terms used herein without definition shall have the respective meanings set forth in Section 10.2 hereof.

      WHEREAS, the Board of Directors of the Company has approved and adopted the form of this Agreement and the consummation of the transactions contemplated hereby, and has determined to submit the execution and delivery of this Agreement and the performance of the transactions contemplated hereby to the holders of the outstanding Company Common Stock for their approval by majority written consent in accordance with Section 228 of Delaware Law and the Company's Certificate of Incorporation and Bylaws.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parent, Merger Sub, the Company, the Selling Stockholders and the Stockholder Representative hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

      1.1 The Merger. Subject to the other terms and conditions of this Agreement, including those set forth in Article 7 hereof, at the Effective Time, Merger Sub shall be merged with and into the Company (the "Merger"), and as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

      1.2 Consummation of the Merger; Effective Time. Subject to the fulfillment or waiver of all of the conditions contained in Article 7, as soon as reasonably practicable on or after the later of March 4, 2004 or five (5) business days following the satisfaction or waiver of all of the conditions contained in Article 7, a closing (the "Closing") will be held at the offices of Bingham McCutchen LLP in Boston, Massachusetts (or such other place and date as the parties may agree). The date on which the Closing is actually held is referred to herein as the "Closing
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                                      -2-


Date." On the Closing Date, the Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger substantially in the form attached hereto as Exhibit A (the "Merger Certificate") with the Secretary of State of the State of Delaware. The term "Effective Time" means the time on the Closing Date of the filing of the Merger Certificate with the Secretary of State of the State of Delaware (or such later time as may be agreed by each of the parties hereto and specified in the Merger Certificate in accordance with the provisions of the Delaware General Corporation Law ("Delaware Law")).

      1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Merger Certificate and as provided by the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, upon the consummation of the Merger, all the property, rights, privileges, powers and franchises of the Company and Merger Sub, shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of those corporations shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      1.4   Charter; Bylaws.

            (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation (the "Surviving Corporation Charter") shall be the Certificate of Incorporation of the Company, as amended by the Merger Certificate.

            (b) At the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of the Company, as in effect immediately prior to the Effective Time, until thereafter amended as provided by Delaware Law, the Surviving Corporation Charter and such Bylaws.

      1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Charter and the Bylaws of the Surviving Corporation, and until their respective successors are duly elected and qualified or until their earlier death, disability, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, disability, resignation or removal.

      1.6 Closing Certificates. No later than two (2) business days prior to the Closing, the Company shall prepare and deliver to the Parent and the Stockholder Representative the following certificates which shall certify as to
(i) the estimated amount of Indebtedness of the Company to be outstanding at the Closing (the "Indebtedness Certificate"), (ii) the amount of the LTM EBITDA (the "EBITDA Certificate") and (iii) the information required to be set forth in
Section 3.5(c) of the Company Disclosure Schedule as of the Effective Time and the amount of each of the elements included in the calculation of the Aggregate Merger Consideration (the "Capitalization Certificate" and collectively with the Indebtedness Certificate and the EBITDA Certificate, the "Closing Certificates"). The Indebtedness Certificate shall include detail on the calculation of the Average Net Revolver Balance. Prior to and after delivery of the Closing Certificates, the Company shall cause its representatives to consult with the Parent and the
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                                      -3-


Stockholder Representative and their respective representatives in its calculation of the amount of Indebtedness to be outstanding at the Closing.

      1.7   Conversion of Securities.

            (a) Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock held by Parent or any of the Parent Affiliates) will be converted at the Effective Time into the right to receive from the Parent an amount equal to the Per Share Merger Consideration, calculated in accordance with the amounts set forth on the Closing Certificates. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration therefor upon the surrender of such certificate (or delivery of an appropriate lost stock affidavit) in accordance with Section 2.1. Notwithstanding anything to the contrary in this Agreement, no Per Share Merger Consideration shall be payable in respect of shares of Company Common Stock which are Dissenting Shares or which are held by the Parent, Merger Sub, the Company or any of the Parent Affiliates.

            (b) Roll-Over Options. In the Merger, all options to purchase Company Common Stock listed on Schedule 1.7(b) hereto, whether or not exercisable, whether or not vested, and whether or not performance-based, which are outstanding at, and have not expired by their terms prior to, the Effective Time (each a "Roll-Over Option"), shall at the Effective Time expire and all rights and obligations of all parties thereunder shall be extinguished. As of the Effective Time, Parent shall grant each holder of a Roll-Over Option an option to acquire capital stock of the Parent under the Parent's 2004 Stock Option Plan (the "Parent Incentive Plan") having those terms and conditions described on Schedule 1.7(b) hereto (each such Parent option referred to herein as a "Replacement Option"); provided, that each Replacement Option shall, except to the extent set forth on Schedule 1.7(b) hereto or in the Parent Incentive Plan, otherwise have the same terms as the Roll-Over Option it is intended to replace. Immediately following the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time was a holder of a Roll-Over Option, a written document evidencing the corresponding Replacement Option. At any time after the Effective Time any certificates or other instruments representing Roll-Over Options shall represent only the right to receive a written document representing the corresponding Replacement Option pursuant to this Section 1.7(b). Each Selling Stockholder who holds Roll-Over Options hereby agrees, notwithstanding the terms of such Roll-Over Options, to the treatment and disposition of such Roll-Over Options in accordance with the terms of this
Section 1.7(b).

            (c) Disposition of Company Options. In the Merger, all options to purchase Company Common Stock other than any Roll-Over Options, whether or not exercisable, whether or not vested, and whether or not performance-based, which are outstanding at, and have not expired by their terms prior to, the Effective Time (each a "Company Option"), shall not be assumed by the Surviving Corporation or the Parent, but shall instead be converted at the Effective Time into the right to receive from the Parent in accordance with Section 2.1 an amount in cash equal to the excess, if any, of the aggregate Per Share Merger Consideration that would otherwise be payable with respect to all shares of Company Common Stock that would be issuable upon exercise of such Company Option ("Option Shares") over the aggregate exercise price otherwise payable pursuant to the terms of such Company Option by the holder to acquire such Option Shares, and all other rights and obligations of the parties to the Company Options shall thereafter cease and terminate. Each Selling Stockholder who holds Company Options hereby agrees, notwithstanding the terms of such Company Options, to the treatment and disposition of such Company Options in accordance with the terms of this Section 1.7(c).

            (d) Treasury Stock. Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished at the Effective Time without any conversion thereof and no payment of cash or any other consideration shall be made with respect thereto.

            (e) Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued fully paid and nonassessable share of common stock of the Surviving Corporation.

                                    ARTICLE 2

         EXCHANGE OF CERTIFICATES; PAYMENTS; STOCKHOLDER REPRESENTATIVE

      2.1   Exchange of Certificates and Instruments for Closing Payment.

            (a)   Exchange Procedures.

                  (i) Within a reasonable period of time prior to the Closing, Parent will deliver to the Company forms of the transmittal materials which Parent will require from the Selling Stockholders in respect of their shares of Company Common Stock or Company Options, which materials shall not expand the obligations of the Selling Stockholders hereunder. The Company will distribute such materials to the Selling Stockholders. Immediately following the Effective Time, the Parent will pay to each Selling Stockholder who has completed such transmittal materials and returned them to the Parent at or prior to the Closing together with the certificate or certificates representing outstanding shares of Company Common Stock (or appropriate lost stock affidavits) (collectively, the "Merger Instruments") that portion of the Aggregate Merger Consideration payable as a result of the Merger to such Selling Stockholder, by check (or a wire transfer of immediately available funds to the extent that the aggregate amount owed to any such Selling Stockholder at the Closing is in excess of $2,500,000) in the amount representing such portion of the Aggregate Merger Consideration to which such Selling Stockholders are entitled. The Parent shall not be required to pay any of the Aggregate Merger Consideration to the account of a Selling Stockholder until receipt from such Selling Stockholder of such Selling Stockholder's completed Merger Instruments. Parent shall be entitled to rely entirely on the information contained in the Capitalization Certificate for purposes of satisfying Parent's obligation to deliver the Aggregate Merger Consideration.

                  (ii) Until surrendered as contemplated by this Section 2.1, each Merger Instrument shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable portion of the Aggregate Merger Consideration payable pursuant to Section 1.7. Upon receipt of such Selling Stockholder's applicable Merger Instruments, the Parent will deliver to such Selling Stockholder a check (or a wire transfer of immediately available funds to the extent that the aggregate amount owed to any such Selling Stockholder at the Closing is in excess of $2,500,000) representing that portion of the Aggregate Merger Consideration to which such Selling Stockholder is entitled.

            (b) No Further Rights in Merger Instruments and Company Options. After the Effective Time, holders of Company Common Stock (other than the Parent or the Parent Affiliates), Roll-Over Options or Company Options outstanding immediately prior to the Effective Time will cease to be, and will have no rights as, stockholders or rightholders of the Company or the Surviving Corporation, other than (i) in the case of Company Common Stock (other than Dissenting Shares), and Company Options, the rights to receive the applicable portions of the Aggregate Merger Consideration to be paid hereunder; (ii) in the case of Roll-Over Options, the right to receive Replacement Options; (iii) in the case of Dissenting Shares, the rights afforded to the holders thereof under
Section 262 of Delaware Law and (iv) rights under this Agreement.

            (c) No Liability. Neither the Parent, the Surviving Corporation nor the Company shall be liable to any holder of Company Common Stock, Roll-Over Options or Company Options for any portion of the Aggregate Merger Consideration or Replacement Options delivered to an appropriate public official pursuant to any abandoned property, escheat or similar law.

            (d) Withholding Rights. Each of the Surviving Corporation and the Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Roll-Over Options or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by Surviving Corporation or the Parent, as the case may be.

            (e) Repayment of Indebtedness. Notwithstanding anything herein to the contrary, the portion of the Aggregate Merger Consideration to be paid at the Closing to any Selling Stockholder shall be reduced by the amount, if any, of any indebtedness for borrowed money owed by such Selling Stockholder to the Company or its Subsidiaries which is secured by such Selling Stockholder's shares of Company Common Stock.

      2.2 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock (other than any shares of Company Common Stock held by the Parent or the Parent Affiliates), Roll-Over Options or Company Options thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing such shares outstanding, options or warrants immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by any applicable Laws.

      2.3   Dissenting Shares; Waiver of Appraisal Rights.

            (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders (other than the Parent or the Parent Affiliates) who shall have not voted in favor of the Merger or consented thereto in writing and who shall have exercised appraisal rights for such shares of Company Common Stock in accordance with Delaware Law, and who, as of the Effective Time, have not effectively withdrawn or lost such appraisal rights (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive any portion of the amounts to be paid pursuant to
Section 1.7, but the holders thereof shall only be entitled to such rights as are granted by Delaware Law. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their appraisal rights shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the later of the Effective Time or the occurrence of such event, the right to receive an appropriate portion of the amounts to be paid pursuant to Section 1.7, without any interest thereon, upon surrender, in the manner provided in Section 2.1, of the Merger Instruments that formerly evidenced such shares.

            (b) The Company shall give the Parent (i) prompt notice of any demands for appraisal in respect of Company Common Stock received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law, and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal in respect of shares of Company Common Stock or settle or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

            (c) Each Selling Stockholder hereby waives all of such Selling Stockholder's appraisal rights and any right to the fair market value of its Securities pursuant to Section 262 of Delaware Law or otherwise arising in connection with the Merger, and agrees not to assert any such appraisal rights in connection with the Merger.

      2.4   Stockholder Representative.

            (a) Appointment of Stockholder Representative. By the execution and delivery of this Agreement, each Selling Stockholder hereby irrevocably constitutes and appoints the Stockholder Representative as the representative of such Selling Stockholder under this Agreement being the true and lawful agent and attorney-in-fact of such Selling Stockholder, effective from and after the Effective Time, with full authority and power of substitution to act in the name, place and stead of such Selling Stockholder with respect to the consummation of the transactions contemplated hereby in accordance with the terms of this Section 2.4, and the Stockholder Representative, by its execution hereof, agrees to accept and discharge such appointment. The Stockholder Representative may resign as the Stockholder Representative for any reason at any time by written notice to the Parent and each Selling Stockholder. The Parent shall be entitled to rely, without any investigation or inquiry, on the instruction of the Stockholder Representative pursuant to this Section 2.4.

            (b) Authority After the Effective Time. From and after the Effective Time, the Stockholder Representative shall be authorized to:

                  (i) take all actions required by, and exercise all rights granted to, the Stockholder Representative in this Agreement;

                  (ii) receive all notices or other documents given or to be given to the Stockholder Representative by the Parent or any other person pursuant to this Agreement;

                  (iii) negotiate, undertake, compromise, defend, resolve and settle on behalf of the Selling Stockholders, any suit, proceeding or dispute under this Agreement between such Selling Stockholder and the Parent or Surviving Corporation;

                  (iv) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Stockholder Representative in connection with any of the transactions contemplated by this Agreement;

                  (v) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement; and

                  (vi) take such other action as the Stockholder Representative may deem appropriate, including:

                        (A) agreeing to any modification or amendment of this Agreement on behalf of the Selling Stockholders and executing and delivering an agreement effecting such modification or amendment; and

                        (B) all such other matters as the Stockholder Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement.

The parties hereto understand and agree that the Stockholder Representative may, but shall be under no duty or obligation to, take or refrain from taking any or all of the above actions or any other action, and any taking or refraining from taking any or all of the above actions or any other action shall not create any duty or obligation to take or refrain from taking any later or successive action.

            (c) Reimbursement of Expenses. The Stockholder Representative shall be entitled to receive reimbursement from the Selling Stockholders (on a pro rata basis, based on the portion of the Aggregate Merger Consideration such Selling Stockholders are entitled to receive at the Effective Time pursuant to this Agreement) for any and all expenses, charges and liabilities, including reasonable attorneys' fees, incurred by the Stockholder Representative in the performance or discharge of its rights and obligations under this Agreement.

            (d) Extent and Survival of Authority. The appointment of the Stockholder Representative is an agency coupled with an interest and is irrevocable and any action taken by the Stockholder Representative pursuant to the authority granted in this Section 2.4 shall be effective and absolutely binding on each of the Selling Stockholders notwithstanding any contrary action of or direction from such Selling Stockholders, except for actions or omissions of the Stockholder Representative constituting willful misconduct or gross negligence. The death or incapacity, or dissolution or other termination of existence, of any Selling Stockholder shall not terminate the authority and agency of the Stockholder Representative.

            (e) Release from Liability; Indemnification. All actions by the Stockholder Representative are acknowledged by the parties hereto to be taken by him solely as agent and attorney-in-fact for each Selling Stockholder. Each Selling Stockholder hereby consents and agrees to all actions or omissions taken or omitted to be taken in good faith by the Stockholder Representative pursuant to this Agreement. Each Selling Stockholder hereby releases the Stockholder Representative and his representatives from, and each Selling Stockholder agrees to indemnify and hold harmless the Stockholder Representative and his representatives against, all damages, losses, liabilities, charges, penalties, costs and expenses (including, without limitation, court costs and attorney's fees and expenses) incurred in any claim, action, dispute or proceeding between any such person and any third party (including, without limitation, the Company, the Parent, or the Surviving Corporation or any Affiliate thereof) or otherwise incurred or suffered as a result of or arising out of any action or omission taken or omitted to be taken in good faith by the Stockholder Representative pursuant this Agreement. Each of the Parent and the Surviving Corporation, on behalf of itself and each of its Affiliates, hereby releases the Stockholder Representative from any claim, action or proceeding based on or arising out of any action or omission taken or omitted to be taken in good faith by the Stockholder Representative pursuant to this Agreement. Notwithstanding the foregoing or anything to the contrary herein, nothing in this Section 2.4 shall limit the liability of the Stockholder Representative in his capacity as a Selling Stockholder (and not in his capacity as Stockholder Representative) under Article 9 of this Agreement.

                                    ARTICLE 3

              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

      Each of the Company and the Selling Stockholders hereby represents and warrants to Parent and Merger Sub, immediately prior to the Effective Time, as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement or as are set forth in the attached "Company Disclosure Schedule" delivered herewith (the "Company Disclosure Schedule"). Notwithstanding any other provision of this Agreement or the Company Disclosure Schedule, each exception set forth in a Section of the Company Disclosure Schedule will be deemed to qualify only the representations and warranties set forth in a particular Section or Sections of this Agreement (i) which Section(s) are specifically identified (by cross-reference or otherwise) in the Company Disclosure Schedule as being qualified by such exception, or (ii) with respect to which representations and warranties the relevance of such exception is readily apparent on the face of the disclosure of such exception set forth in the Company Disclosure Schedule. References to the Company in this Article 3 shall be deemed to include, where applicable, the Company and its Subsidiaries on a consolidated basis. Notwithstanding anything to the contrary, the Selling Stockholders shall be solely responsible for any breach of the representations and warranties contained in this Article 3.

      3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect. The Company has made available to Parent and Merger Sub complete and correct copies of the certificate of incorporation, by-laws and minute books, each as currently in effect, of the Company.

      3.2 Subsidiaries. Except as set forth in Section 3.2 of the Company Disclosure Schedule, the Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person. The Company owns all of the issued and outstanding capital stock of each of its Subsidiaries. Each Subsidiary listed in Section 3.2 of the Company Disclosure Schedule is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify, except where the failure to hold such authorizations, licenses and permits or to be so qualified would not have a Material Adverse Effect. The Company has made available to Parent and Merger Sub complete and correct copies of the certificate of incorporation, by-laws and minute books, each as currently in effect, of each of its Subsidiaries. For purposes of this
Article 3, the term Subsidiary shall be deemed to include Specialty Books, Inc., except where the context otherwise requires the term to apply only to the Principal Subsidiary.

      3.3 Authorization; Binding Obligations. Subject to the Stockholder Approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been approved by all necessary action on the part of the Company. Subject to the Stockholder Approval, the Company has full legal right and power and all authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by the Company, and assuming due execution and delivery hereof by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      3.4 No Conflicts. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not:

            (a) violate the certificate of incorporation or bylaws of the Company or its Subsidiaries;

            (b) assuming the termination of the Buy-Sell Agreement, the Stockholders Agreement and the Registration Rights Agreement as contemplated by Section 6.7, require the Company or any of its Subsidiaries to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Authority or any other Person, except for those consents and notices set forth in Section 3.4 of the Company Disclosure Schedule, filings under the HSR Act and the Stockholder Approval (collectively, the "Company Consents and Notices");

            (c) if the Company Consents and Notices are obtained or made on a timely basis, violate, conflict with or result in the breach of any of the terms and conditions of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, or accelerate any rights of any party to, any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Company or any Subsidiary is bound; or

            (d) if the Company Consents and Notices are obtained or made, violate any laws or orders of any Governmental Authority applicable to the Company or its Subsidiaries.

      3.5   Capital Stock.

            (a) The authorized number of shares of capital stock of the Company consist of 5,000,000 shares of Company Common Stock. As of the date hereof, 1,187,664.8 shares of Company Stock are issued and outstanding, of which 788,544.4 shares are owned of record by the Selling Stockholders in the amounts as set forth in Section 3.5 of the Company Disclosure Schedule. All of the outstanding shares of capital stock of the Company and its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized shares of capital stock of the Company subject to) any preemptive or similar rights created by statute, the certificate of incorporation or bylaws of the Company, or any agreement to which it is a party or by which it is bound. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock. Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no rights, subscriptions, warrants, options, convertible securities or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of the Company or its Subsidiaries. Except as set forth in Section
3.5 of the Company Disclosure Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Company or its Subsidiaries to repurchase or otherwise acquire any shares of the capital stock or other equity securities of the Company or its Subsidiaries.

            (b) As of the date of this Agreement, (x) 90,446 shares of Company Common Stock are reserved for issuance upon exercise of outstanding options issued pursuant to the NBC

Acquisition Corp. 2003 Performance Stock Option Plan, adopted August 1, 2003, as amended, the NBC Acquisition Corp. 2003 Stock Option Plan, adopted August 1, 2003, the NBC Acquisition Corp. 1998 Performance Stock Option Plan, adopted June 30, 1998, as amended, and the NBC Acquisition Corp. 1998 Stock Option Plan, adopted June 30, 1998, as amended (collectively, the "Option Plans") and (y) 116,786 shares of Company Common Stock are held in treasury by the Company.

            (c)   Section 3.5(c) of the Company Disclosure Schedule sets forth
(i) the name of each Securityholder, (ii) the Securities owned of record by each Securityholder, (iii) the number of such Securities to be purchased pursuant to the Stock Purchase Agreement, (iv) the number of such Securities to be contributed to the Parent pursuant to the Contribution Agreement and (v) in the case of options, warrants, instruments and other rights to acquire capital stock of the Company, (A) the per-share exercise price payable therefor, (B) the number of shares of the Company's capital stock each option, warrant, instrument or other right are vested or exercisable as of the Agreement Date and (C) whether such option is a Roll-Over Option or a Company Option.

      3.6   LTM EBITDA. The LTM EBITDA was at least $58,000,000.

      3.7   Indebtedness; Closing Certificates.

            (a) Except as set forth in Section 3.7 of the Company Disclosure Schedule, there are no contracts, agreements, understandings or other obligations relating to Indebtedness with respect to the Company or its Subsidiaries, which would affect the calculation of the Aggregate Equity Value.

            (b) Neither the Company nor any Subsidiary has guaranteed any indebtedness for borrowed money of any third party.

            (c) The other financial information contained in the EBITDA Certificate and the Indebtedness Certificate, including, without limitation, the calculation of Average Net Revolver Balance, will be true and correct as of the Effective Time.

      3.8 Capitalization Certificate. The information contained in the Capitalization Certificate will be true and correct as of immediately prior to the consummation of the transactions contemplated by the Stock Purchase Agreement and the Contribution Agreement.

      3.9 Brokers; Expenses. No finder, broker, agent or other intermediary has acted for or on behalf of the Company or its Subsidiaries in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.

                                    ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      The Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company and each of the Selling Stockholders as of the Effective Time, as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement.

      4.1 Organization, Good Standing and Qualification. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Parent and Merger Sub has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, and to perform their respective obligations under, this Agreement, and to carry on its business as presently conducted. Each of the Parent and Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required and in which failure to so qualify would have a Material Adverse Effect on such Person.

      4.2 Authorization; Binding Obligations. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been approved by all necessary action on the part of the Parent and Merger Sub. The Parent and Merger Sub have full legal right and power and all authority and approvals required to execute and deliver this Agreement and to perform fully their obligations hereunder. This Agreement has been duly executed and delivered by the Parent and Merger Sub, and assuming due execution and delivery hereof by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Parent and Merger Sub, enforceable against the Parent and Merger Sub in accordance with its terms.

      4.3 No Conflicts. The execution, delivery and performance of this Agreement by the Parent and Merger Sub and the consummation of the transactions contemplated hereby do not:

            (a) violate the certificate of incorporation or bylaws of the Parent or Merger Sub;

            (b) require the Parent or Merger Sub to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Authority or any other Person, except for filings under the HSR Act;

            (c) violate, conflict with or result in the breach of any of the terms and conditions of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, or accelerate any rights of any party to, any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Parent or Merger Sub is bound; or

            (d) violate any laws or orders of any Governmental Authority applicable to the Parent or Merger Sub, subject to compliance with the HSR Act.

      4.4 Brokers. The Parent and Merger Sub have not incurred, nor will they incur, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby.

                                    ARTICLE 5

           REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDERS

      Each Selling Stockholder hereby, severally and not jointly, represents and warrants, as of the Agreement Date and as of immediately prior to the Effective Time, to Parent and Merger Sub, solely as to such Selling Stockholder, as follows:

      5.1 Due Organization. Each such Selling Stockholder that is not an individual has been duly organized, is validly existing and is in good standing, as applicable, under the laws of the jurisdiction of its organization.

      5.2 Power; Due Authorization; Binding Agreement. Such Selling Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by any such Selling Stockholder, have been duly and validly authorized by all necessary action on the part of such Selling Stockholder, and no other proceedings on the part of such Selling Stockholder are necessary to authorize its entry into this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Selling Stockholder and constitutes a valid and binding agreement of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its respective terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

      5.3 Ownership of Shares. The shares of the Company's capital stock and other Securities (including all options, warrants and other contingent securities) set forth opposite such Selling Stockholder's name on Section 3.5(c) of the Company Disclosure Schedule (the "Owned Shares") are owned of record and beneficially by such Selling Stockholder and constitute all of the Securities owned of record or beneficially by such Selling Stockholder. Such Selling Stockholder has sole voting power (to the extent the Owned Shares confer such powers (the "Voting Securities")) and sole dispositive power (to the extent the Owned Shares are transferable) with respect to all of the Owned Shares owned by such Selling Stockholder. All of the Owned Shares held by each Selling Stockholder are free and clear of all liens, pledges, charges or security interests of any kind or nature (other than those imposed by this Agreement and the Stockholders Agreement or in favor of the Company). Such Selling Stockholder has, and shall have, the ability to vote all of the Voting Securities entitled to vote on this Agreement and the transactions contemplated hereby.

      5.4 No Conflicts. Assuming the termination of the Buy-Sell Agreement, the Stockholders Agreement and the Registration Rights Agreement as contemplated by Section 6.7, the execution and delivery of this Agreement by such Selling Stockholder does not, and the performance of the terms of this Agreement by such Selling Stockholder will not,
(i) except as may be required pursuant to the HSR Act, require such Selling Stockholder to obtain the consent or approval of any governmental or regulatory authority, domestic or foreign (which consent has not been obtained prior to the date hereof), (ii) in the case of a Selling Stockholder that is not an individual, conflict with or violate the organizational documents of such Selling Stockholder, (iii) require the consent or approval of any other person pursuant to any material agreement, obligation or instrument binding on such Selling Stockholder or its properties and assets if the failure to obtain such consent or approval could be reasonably expected to materially adversely affect the ability of such Selling Stockholder to perform its obligations hereunder,
(iv) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Selling Stockholder or by which any property or asset of such Selling Stockholder is bound if such violation or conflict would materially adversely affect the ability of such Selling Stockholder to perform its obligations hereunder, subject to compliance with the HSR Act, or (v) violate any other agreement to which such Selling Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust if such violation could be reasonably expected to materially adversely affect the ability of such Selling Stockholder to perform its obligations hereunder.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

      6.1 Exclusivity. From the Agreement Date through the earlier of the termination of this Agreement or Effective Time, the Company will refrain from, directly or indirectly, including through any officer, director, agent, representative or otherwise, and will cause its officers, directors, agents and representatives to refrain from, (i) soliciting, initiating, encouraging, promoting, recommending or accepting any other inquiries, proposals or offers from any person relating to (w) any transaction for the purchase of all or any significant portion of the capital stock or a material portion of the assets of the Company, (x) any business combination with the Company, or (y) any other extraordinary business transaction involving intellectual property owned or licensed by the Company, or (ii) participating in any discussions, conversations, negotiations or other communications with any other person regarding any of the foregoing, other than to inform any such third party of the Company's obligation not to participate in any such discussions or conversations.

      6.2 Public Announcements. At any time after the date hereof, (i) the Parent and the Surviving Corporation shall not, without the prior written consent of the Stockholder Representative, issue any press release or otherwise make any public statements with respect to this Agreement or the Merger and related transactions, except as may be required by law or in connection with the financings described in Sections 7.2(h), (i) and (n) and the offers to purchase described in Sections 7.2(l) and (m), and (ii) the Company and the Stockholder Representative shall not, without the prior written consent of the Parent, issue any press release or otherwise make any public statements with respect to this Agreement or the Merger and related transactions at any time, except as may be required by law.

      6.3 Notice of Developments. After the Closing Date, the Parent, on the one hand, and the Surviving Corporation, on the other hand, shall be required to give prompt written notice to the other party and to the Stockholder Representative of any material development causing a breach of any of its own representations and warranties in this Agreement.

      6.4 Further Assurances. Following the Closing Date, each of the Parent, the Surviving Corporation and the Selling Stockholders will use its commercially reasonable best efforts to take, or cause to be taken, any further action necessary or desirable to carry out the purposes of this Agreement.

      6.5 Stockholder Approval. Following the execution of this Agreement, the Company will promptly solicit the approval by written consent of the execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, by those Selling Stockholders holding the requisite number of shares of each class of the Company's capital stock required to approve the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the "Stockholder Approval").

      6.6 HSR Act. The Company and the shareholders of the Parent have made a pre-merger notification filing under the HSR Act with respect to the Merger and the other transactions contemplated hereby prior to the Agreement Date. From and after the Agreement Date, each of the parties will:

            (a) as promptly as is practicable after receiving any governmental request under the HSR Act for additional information, documents, or other materials, use its reasonable best efforts to comply with such request;

            (b) cooperate with the other in connection with resolving any governmental inquiry or investigation relating to their respective HSR Act filings, the Merger or any related inquiry or investigation;

            (c) use its reasonable best efforts to obtain an early termination of the applicable waiting period and to make any further filings pursuant thereto that may be reasonably necessary, proper or advisable (including, without limitation, any filing reasonably required such that the Closing will not be delayed);

            (d) promptly inform the other of any communication with, and any proposed understanding, agreement, or undertaking with any governmental entity relating to their respective HSR Act filings, the Merger or any related inquiry or investigation; and

            (e) to the extent reasonably practicable, give the other reasonable advance notice of, and the opportunity to participate in (directly or through its representatives), any meeting or conference with any governmental entity, whether domestic or foreign, relating to their respective HSR Act filings, the Merger or any related inquiry or investigation.

      6.7 Termination of Agreements. Each of the Company and each Selling Stockholder who is party to (i) the Amended and Restated Buy/Sell Agreement, dated as of July 1, 2003 (the "Buy-Sell Agreement"), by and among the Company and the Securityholders named therein, (ii) the Amended and Restated Stockholders Agreement, dated as of July 1, 2003 (the "Stockholders Agreement"), by and among the Company and the Stockholders named therein, and (iii) the Amended and Restated Registration Rights Agreement, dated as of July 1, 2003 (the "Registration Rights Agreement"), by and among the Company and the Stockholders named therein, hereby agree that, subject to the consent of the other parties thereto, effective as of the Effective Time, each of such agreements shall be terminated in all respects, and shall be of no further force and effect, with no continuing obligations or liability of any party thereunder.

      6.8 Waiver of Certain Rights. Subject to Section 8.2, each Selling Stockholder who pursuant to the Stockholders Agreement had rights of first refusal or other rights with respect to shares of Company Common Stock held by other Stockholders pursuant to the Stockholders Agreement, hereby agrees and acknowledges that it has irrevocably waived any and all such rights such Selling Stockholder may have with respect to the transactions contemplated by the Contribution Agreement, the Stock Purchase Agreement and this Agreement.

      6.9 Directors' and Officers' Indemnification. Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six (6) years following the Effective Time, except for such changes as may be required pursuant to applicable law. Prior to the Closing, the Company shall obtain a "tail" insurance policy that would indemnify all of the directors and officers of the Company in respect of acts or omissions occurring prior to the Effective Time for a period of three (3) years after the Effective Time (the "Tail Insurance Policy"). Parent shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney's fees, incurred by any Person to enforce the obligations of Parent and Surviving Corporation under this Section 6.9, except with respect to the cost of the Tail Insurance Policy. This Section
6.9 is intended for the benefit of, and to grant third-party rights to, the persons entitled to indemnification hereunder, and each of such persons shall be entitled to enforce the covenants contained herein.

      6.10 Agreement to Vote. Each of the Selling Stockholders hereby agrees that, during the term of this Agreement, at any meeting of the shareholders of the Company, however called, or any adjournment thereof, or by written consent, such Selling Stockholder shall be present (in person or by proxy) and vote (or cause to be voted), or execute a written consent in respect of, all of its Owned Shares (i) in favor of ratification or approval of this Agreement and the Merger and (ii) against any action or agreement that would prevent or materially delay the consummation of the Merger or any other transactions contemplated by this Agreement, or that would be contrary to or inconsistent with, or result in a breach by the Company of, or frustrate the essential purposes of this Agreement.

      6.11 Conduct of the Business of the Company. The Company covenants and agrees that, during the period beginning on the Agreement Date and ending on the earlier of the termination of this Agreement or the Effective Time, unless the Parent shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, as contemplated herein or as directed by the Parent. Without limiting the foregoing, during the period beginning on the Agreement Date and ending on the earlier of the termination of this Agreement or the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly do, or propose to do, any of the following, without the prior written consent of the Parent, with it being understood that each of such clauses below shall constitute an independent obligation of the Company, not qualified by any other such clause, and shall be deemed to be cumulative:

            (a) Dividends; Repurchases; Changes in Capital Stock. Except as otherwise specifically contemplated in this Agreement, (i) declare or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

            (b) Issuance of Securities. Issue any additional options to purchase Company Common Stock, including grants otherwise to be made by reason of the satisfaction in the future of performance criteria under the Company's 2003 Performance Stock Option Plan and the Company's 1998 Performance Stock Option Plan;

            (c) Compensation. Pay any special bonuses or special remuneration to any employee or director, or, increase the salaries, bonuses or wage rates of its employees; or

            (d) Severance Arrangements. Adopt or approve any severance, bonus or benefit acceleration arrangements (whether individually or more broadly) that could be triggered after the consummation of the Merger.


      6.12 Closing Certificates. The Parent shall promptly deliver to the Stockholder Representative a copy of the Closing Certificates, if any, delivered to the Parent pursuant to Sections 1.6 and 7.2(k).

      6.13  Reasonable Best Efforts.

            (a) Upon the terms and subject to the conditions of this Agreement, each party hereto will use such party's reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws to consummate the transactions contemplated by this Agreement as promptly as practicable.

            (b) Parent and the Company shall use their reasonable best efforts to obtain as soon as practicable the debt financing described on Exhibits C-1 through C-3 hereto (including, without limitation, satisfying all conditions to the funding of such financing within the reasonable control of the Parent or the Company) in a manner consistent with the respective terms contained thereon.

      6.14 Instrument of Accession. The Company shall use commercially reasonable efforts to cause each Selling Stockholder that is not an Initial Selling Stockholder to become a party to this Agreement as a Selling Stockholder by executing an instrument of accession to this Agreement in the form of Exhibit D hereto prior to the Closing Date.

                                    ARTICLE 7

                            CONDITIONS TO THE MERGER

      7.1 Conditions to the Obligations of Each Party. The obligations of the Company, the Parent and Merger Sub to consummate the Merger are subject to the satisfaction of each of the following conditions (provided that if the Closing occurs, each of the following conditions shall be deemed to have been satisfied or waived by each of the Company, Parent and Merger Sub):

            (a) no order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any court of competent jurisdiction which prohibits consummation of the Merger, and there shall not be any action taken by any Governmental Authority, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

            (b) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Merger in accordance with the terms hereof shall have been obtained (other than those actions or filings which, if not obtained or made prior to the consummation of the Merger, would not have a Material Adverse Effect on the Company prior to or after the Effective Time or a Material Adverse Effect on Parent after the Effective Time or be reasonably likely to subject the Company, the Parent, Merger Sub, or any of their respective subsidiaries or any of their respective officers or directors to substantial penalties or criminal liability).

      7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of the Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions (any one of which may be waived in whole or part by the Parent in its sole discretion, and provided that, if the Closing occurs, each of the following conditions shall be deemed to have been satisfied or waived by each of the Parent and Merger Sub):

            (a) (i) The Company shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Effective Time; and (ii) Parent shall have received a certificate dated as of the Closing Date and signed by the Company's President or Chief Executive Officer, certifying to the foregoing effect;

            (b) (i) each of the representations and warranties of the Company and the Selling Stockholders contained in this Agreement shall be true and correct in all material respects as of the Effective Time (as qualified, in the case of the representations and warranties contained in Article 3, by the Company Disclosure Schedule), except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct in all material respects as of such other date or time; and (ii) the Company shall deliver to Parent at the Closing a certificate, dated as of the date of the Closing and signed by the Company's President or Chief Executive Officer, certifying to that effect (as it relates to the representations and warranties contained in Article 3);

            (c) holders of no more than 5% of the aggregate outstanding Company Common Stock as of the Effective Time shall have elected to, or continue to have contingent rights to, exercise dissenters, appraisal or similar rights under Delaware Law with respect to such shares;

            (d) Paul, Weiss, Rifkind, Wharton & Garrison LLP will have issued a legal opinion in the form attached hereto as Exhibit B;

            (e) the Company shall have delivered a properly executed statement, dated as of the Closing Date, in a form reasonably acceptable to the Parent conforming to the requirements of Treasury Regulation Section 1.1445-2(c)(3);

            (f) the Company shall have obtained or made the Company Consents and Notices;

            (g) the Selling Stockholders shall have performed in all material respects all of their material obligations under this Agreement required to be performed by them at or prior to the Effective Time;

            (h) the Principal Subsidiary shall have obtained the senior secured debt financing described on Exhibit C-1 on the terms described therein (including, but not limited to, as to composition, pricing and aggregate amount) and otherwise on terms satisfactory to the Parent, and all conditions precedent to funding of such senior secured debt (other than the Merger contemplated hereby) shall have been satisfied or waived;

            (i) the Principal Subsidiary shall have obtained the senior subordinated debt financing described on Exhibit C-2 on the terms described therein (including, but not limited to, as to composition, pricing and aggregate amount) and otherwise on terms satisfactory to the Parent, and all conditions precedent to funding of such senior subordinated debt (other than the Merger contemplated hereby) shall have been satisfied or waived;

            (j) no Material Adverse Effect shall have occurred or been discovered by Parent since the Agreement Date;

            (k) the Company shall have delivered to Parent and Merger Sub the Closing Certificates;

            (l) the Company, or any affiliate or permitted assignee thereof, shall have purchased all HoldCo Notes validly tendered and not withdrawn pursuant to the HoldCo Offer that would satisfy the Minimum Tender Condition (as defined in the HoldCo Offer Materials);

            (m) the Principal Subsidiary, or any affiliate or permitted assignee thereof, shall have purchased all OpCo Notes validly tendered and not withdrawn pursuant to the OpCo Offer that would satisfy the Minimum Tender Condition (as defined in the OpCo Offer Materials);

            (n) the Company shall have obtained the debt financing described on Exhibit C-3 on the terms described therein (including, but not limited to, as to composition, pricing and aggregate amount) and otherwise on terms satisfactory to the Parent, and all conditions precedent to funding of such debt (other than the Merger contemplated hereby) shall have been satisfied or waived;

            (o) each of the Option Plans shall have been terminated;

            (p) the Board of Directors of the Company shall have received a solvency opinion addressed to them with respect to the transactions contemplated by this Agreement in form and substance reasonably satisfactory to them; and

            (q) all of the transactions contemplated by the Stock Purchase Agreement shall have been consummated (except to the extent such transactions have not been consummated as a result of a breach of the Stock Purchase Agreement by one or more of the Buyers thereunder).

      7.3 Conditions to the Obligations of the Company and the Selling Stockholders. The obligations of the Company and each of the Selling Stockholders to consummate the Merger are subject to the satisfaction of the following further conditions (any one of which may be waived in whole or part by the Company or the Stockholder Representative, and provided that, if the Closing occurs, each of the following conditions shall be deemed to have been satisfied or waived by each of the Parent and Merger Sub):

            (a) the Parent and Merger Sub shall have performed in all material respects all of their respective material obligations hereunder required to be performed by them at or prior to the Effective Time;

            (b) (i) each of the representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Effective Time; and (ii) the Parent shall deliver to the Company at the Closing a certificate, dated as of the date of the Closing and signed by the Parent's President or Chief Executive Officer, certifying to that effect;

            (c) subject to the execution by the Stockholder Representative of a "reliance letter" in customary form, the Selling Stockholders shall have received a solvency opinion addressed to the Selling Stockholders with respect to the transactions contemplated by this Agreement in form and substance reasonably satisfactory to the Selling Stockholders;

            (d) the Company shall have obtained the Tail Insurance Policy; and

            (e) all of the transactions contemplated by the Stock Purchase Agreement shall have been consummated (except to the extent such transactions have not been consummated as a result of a breach of the Stock Purchase Agreement by one or more of the Sellers thereunder) .

                                    ARTICLE 8

                                   TERMINATION

      8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the Selling Stockholders:

            (a) by mutual written consent duly authorized by the Boards of Directors of each of the Parent, Merger Sub, the Company and the Stockholder Representative; or

            (b) by the Parent, or by the Company, if the Effective Time shall not have occurred by April 30, 2004 (the "Termination Date"); provided, however, that (i) the Termination Date shall be delayed, without further action of the parties, until the tenth (10th) business day after the date on which any applicable waiting periods under the HSR Act have expired or been terminated, and (ii) the right to terminate this Agreement under this Section 8.1(b) shall not be available to Parent in the event that the failure of the Effective Time to occur on or before such date arises out of or is related to Parent's failure to fulfill any obligation under this Agreement and the right to terminate this Agreement under this Section 8.1(b) shall not be available to the Company in the event that the failure of the Effective Time to occur on or before such date arises out of or is related to the failure by the Company to fulfill any obligation under this Agreement; or

            (c) automatically if there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

      8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of the Parent, Merger Sub, the Company or the Selling Stockholders or any of their respective officers, directors, or stockholders, and all rights, waivers and obligations of any party hereto shall cease, except for liabilities arising from a breach of this Agreement prior to such termination, which shall survive such termination; provided, that the provisions of this Article 8 and Article 10 shall also survive the termination of this Agreement for any reason.

                                    ARTICLE 9

                                 INDEMNIFICATION

      9.1 Indemnification by Parent. Subject to the limitations set forth in
Section 9.5 hereof, from and after the Effective Time, the Parent and the Surviving Corporation, jointly and severally, will indemnify, defend, and hold harmless each of the Selling Stockholders and each of their respective directors, officers, employees, representatives and Affiliates (other than the Parent or the Surviving Corporation), from and against any and all Damages related to or arising out of or in connection with any breach by the Parent or Merger Sub of any representation, warranty, covenant, agreement, obligation, or undertaking made by the Parent or Merger Sub in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of the Parent or Merger Sub in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby.

      9.2 Indemnification by the Selling Stockholders. Subject to the limitations set forth in Sections 9.4 and 9.5 hereof, from and after the Effective Time, each of the Selling Stockholders shall, severally and not jointly, indemnify, defend and hold harmless the Parent, the Surviving Corporation, and each of their respective directors, officers, employees, representatives and Affiliates (including the stockholders of the Parent), from and against any and all Damages to the extent that the Damages are sustained or incurred by reason of:

            (i) any breach by the Company or the Selling Stockholders of any representation or warranty made by the Company or the Selling Stockholders in
Article 3 hereof or any of the Closing Certificates;

            (ii) any breach by such Selling Stockholder of any representation or warranty made by such Selling Stockholder in Article 5 hereof;

            (iii) any breach by such Selling Stockholder of any covenant or agreement made by such Selling Stockholder herein to be performed by such Selling Stockholder after the Effective Time; and

            (iv) any amounts by which the outstanding Indebtedness of the Company at the Closing differs from the amount thereof specified on the Indebtedness Certificate or by which the actual amount of any of the other elements included in the calculation of the Aggregate Merger Consideration differs from the amount thereof specified on the Closing Certificates to the extent that the aggregate of such differences would have the result of increasing the Aggregate Merger Consideration or the Per Share Merger Consideration if such actual amounts were used to calculate the Aggregate Merger Consideration or Per Share Merger Consideration.

            9.3 Third-Party Claims.

                  (a) In the event that any Indemnified Party desires to make a claim against an Indemnifying Party (which term shall be deemed to include all Indemnifying Parties if more than one) in connection with any third-party litigation, arbitration, action, suit, proceeding, claim or demand at any time instituted against or made upon it for which it is or could be entitled to indemnification hereunder (a "Third-Party Claim"), the Indemnified Party will promptly, after receiving notice of such Third Party Claim, notify the Indemnifying Party (or, if the Indemnifying Party is the Selling Stockholders, the Stockholder Representative), of such Third-Party Claim and of its claims of indemnification with respect thereto; provided, that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Section 9.3, except to the extent, if any, that the Indemnifying Party has actually been prejudiced thereby.

                  (b) The Indemnifying Party will have the right to assume and control the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within thirty (30) calendar days after the Indemnifying Party has received notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate at its sole cost and expense in the defense of the Third-Party Claim.

                  (c) The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnified Party) unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim, and (ii) involves only the payment of money damages that are fully covered by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party. So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 9.3(b) above, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party).

                  (d) In the event the Indemnifying Party fails to assume the defense of the Third-Party Claim in accordance with Section 9.3(b) above, the Indemnified Party may defend against any such claim or litigation in such manner as it may reasonably deem appropriate; provided that (i) the Indemnified Party shall not settle any such claim or litigation without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably conditioned, withheld or delayed by the Indemnifying Party); and (ii) the Indemnifying Party shall have the right to participate in such defense (including with counsel of its choice at its sole expense) and the Indemnified Party shall cooperate with the Indemnifying Party in connection with such participation and in all cases shall keep the Indemnifying Party informed of as to all matters concerning such claim and shall promptly notify the Indemnifying Party in writing of all significant developments relating thereto.

      9.4 Payment of Claims. In the event of any bona fide claim for indemnification hereunder not involving a Third Party Claim, the Indemnified Party will advise the Indemnifying Party that is required to provide indemnification therefor in writing. With respect to liquidated claims for Damages specified in writing in reasonable detail, if within thirty (30) calendar days after the Indemnifying Party has received such written claim it has not contested such claim in writing, the Indemnifying Party will pay the full amount thereof in cash, subject to the limitations set forth in Section 9.5 and except as set forth in the following sentence of this Section 9.4, within ten (10) calendar days after the expiration of such period. All such indemnification payments required to be made by the Selling Stockholders hereunder shall be made on a pro rata basis from all Selling Stockholders based on each Selling Stockholder's Indemnity Percentage (except with respect to any breach of Article 5 which shall be made entirely by the applicable breaching Selling Stockholder, subject to the limitations in Section 9.5). Any indemnification obligations shall be paid in cash. The parties agree that to the greatest extent possible the payment of any indemnity hereunder shall be treated as an adjustment to the Aggregate Merger Consideration paid by Parent hereunder for Tax purposes.

      9.5 Limitations of Liability.

            (a) Time Limit. The representations and warranties of the Company and the Selling Stockholders contained in Sections 3.1 through 3.4, 3.6, 3.7 and
3.9 shall expire on the third anniversary of the Closing Date and the Selling Stockholders will not be liable for any Damages hereunder with respect to a breach of such representations and warranties unless a written claim for indemnification is given by the Parent or the Surviving Corporation to the Stockholder Representative with respect thereto prior to the third anniversary of the Closing Date.

            (b) Maximum Liability. The parties specifically agree that, notwithstanding any provision of this Agreement to the contrary, the maximum aggregate liability of all of the Selling Stockholders for indemnification under this Article 9 will not exceed the amount of the Aggregate Merger Consideration received by all Selling Stockholders hereunder. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of each Selling Stockholder under this Article 9 for indemnification shall be an amount equal to such Selling Stockholder's Indemnity Percentage multiplied by the Aggregate Merger Consideration received by all Selling Stockholders hereunder. No individual Selling Stockholder will be liable pursuant to this Article 9 for any Damages in excess of the amount of the Aggregate Merger Consideration received by such Selling Stockholder in the Merger. Without otherwise limiting the indemnification obligations of the Selling Stockholders hereunder or of the Sellers (as named therein) under the Stock Purchase Agreement, in no event shall the Parent or the Surviving Corporation be entitled to recover any Damages under this Article 9 to the extent it has previously recovered such Damages under
Article 8 of the Stock Purchase Agreement.

            (c) Recovery for Breach of Sections 3.6, 3.7 or 3.8. Notwithstanding any provision of this Agreement to the contrary, the liability of the Selling Stockholders with respect to a breach of the representations and warranties contained in Sections 3.6, 3.7 and 3.8 shall be limited to the pro forma impact of such breach on the calculation of the Equity Value Per Share or Per Share Merger Consideration, which shall be computed by reducing the Base Equity Value by the amount equal to (A) 9 multiplied by (B) the excess, if any, of $58,000,000 over the actual LTM EBITDA.

            (d) Sole and Exclusive Remedy. Without limiting the rights and obligations of the parties under the Stock Purchase Agreement, each party hereto acknowledges and agrees that from and after the Closing Date, except with respect to actual fraud by any party, such party's (and all Indemnified Parties') sole and exclusive remedy with respect to Damages and any and all other claims relating to, arising out of or in connection with breaches of the subject matter of this Agreement or any other agreement, instrument, certificate or other document delivered in connection with this Agreement and the transactions contemplated hereby shall be in accordance with, and limited by, the indemnification provisions set forth in this Article 9.

                                   ARTICLE 10

                               GENERAL PROVISIONS

      10.1 Notices. All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or facsimile (received at the facsimile machine to which it is transmitted prior to 5 p.m., local time, on a business day for the party to which it is sent, or if received after 5 p.m., local time, as of the next business day) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

                         if to the Parent or Merger Sub:

                         c/o Weston Presidio Capital
                         John Hancock Tower
                         50th Floor
                         200 Clarendon Street
                         Boston, MA  02116
                         Attention:  Mark L. Bono
                         Facsimile:  (617) 988-2515

                         with a copy to:

                         Bingham McCutchen LLP
                         150 Federal Street
                         Boston, MA  02110
                         Attention:  Johan V. Brigham
                         Facsimile:  617-951-8736

                         if to the Company:

                         4700 South 19th St.
                         Lincoln, NE  68501
                         Attention:  President
                         Facsimile:  (402) 421-0507

                         With a copy to:

                         Paul, Weiss, Rifkind, Wharton & Garrison LLP
                         1285 Avenue of the Americas
                         New York, NY 10019-6064
                         Attention:  Robert M. Hirsh, Esq.
                         Facsimile No.:  (212) 757-3990

                         if to the Stockholder Representative:

                         HWH Capital Partners, L.P.
                         c/o Haas Wheat & Partners, L.P.
                         300 Crescent Court - Suite 1700
                         Dallas, TX  75201
                         Attention:  Robert B. Haas,
                         Douglas D. Wheat, and Todd D. Robichaux
                         Facsimile Nos.:  (214) 871-8364, and
                         (214) 871-8357

      10.2 Certain Definitions. For purposes of this Agreement, the term:

      "Adjusted Fully-Diluted Common Stock Number" means an amount equal to the Fully-Diluted Common Stock Number minus (i) all shares of Company Common Stock then held by the Parent and (ii) the maximum number of shares of Company Common Stock then issuable upon exercise of all Roll-Over Options, in each case as of immediately prior to the Effective Time and without giving effect to the transactions contemplated by the Stock Purchase Agreement but with giving effect to the transactions contemplated by the Contribution Agreement.

      "Affiliate" means, with respect to any person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. Until the consummation of the Merger, the Company shall not be deemed for any purposes of this Agreement to be an Affiliate of the Parent.

      "Aggregate Equity Value" means the amount equal to (i) the Base Equity Value, less (ii) Indebtedness as of the Closing Date, plus (iii) the aggregate exercise price of all Roll-Over Options and Company Options outstanding immediately prior to Closing under the Option Plans.

      "Aggregate Merger Consideration" means the amount equal to (a) (i) the Equity Value Per Share multiplied by (ii) the Adjusted Fully-Diluted Common Stock Number, minus (b) fifty percent (50%) of the costs associated with the Company's purchase and maintenance of the Tail Insurance Policy, minus (c) $62,500, representing fifty percent (50%) of the filing fees associated with the filings under the HSR Act related to the transactions contemplated by this Agreement, minus (d) fifty percent (50%) of any pre-payment premiums, penalties or similar amounts incurred by the Company and the Principal Subsidiary in connection with the prepayment of the Public/Bank Debt in connection with the Closing, minus (e) fifty percent (50%) of all fees and expenses for any solvency opinion addressed to the Company which is obtained with respect to the transactions contemplated hereby, minus (f) all additional fees and expenses for any solvency opinion addressed to the Selling Stockholders which is obtained with respect to the transactions contemplated hereby (or, if only one solvency opinion is obtained which is addressed to both the Company and the Selling Stockholders, one hundred percent (100%) of any amounts incurred by the Company to cause such opinion to be addressed to the Selling Stockholders to the extent such amounts would not otherwise have been incurred), minus (g) the amount of all fees, costs and expenses of legal counsel, financial advisors and other consultants engaged by or at the direction of the Selling Stockholders related to the transactions contemplated hereby (including any fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP and JPMorgan, other than those fees and expenses of JPMorgan related to the Parent's new financing).

      "Average Net Revolver Balance" means the amount of (i) the average outstanding revolver balance under the Credit Agreement as of the last day of each of the immediately preceding 52 weeks, minus (ii) the average outstanding Cash balance as of the last day of each of the immediately preceding 52 weeks, and plus (iii) $1,500,000. For the purposes of this definition, items (i) and (ii) shall be adjusted for the impact of any acquisitions, divestitures and voluntary prepayments of Indebtedness occurring during the 52-week period immediately preceding the Closing Date (excluding any prepayments made in connection with the Merger) to give pro forma effect as if such transaction occurred on the first day of such period. In addition, for purposes of calculating Average Net Revolver Balance for any period which includes any week during the 52-week period that precedes December 10, 2003, item (ii) shall be adjusted to increase the Cash balance by $24,500,000 for each week of the 52-week period that precedes December 10, 2003. In addition, for purposes of calculating Average Net Revolver Balance, item (ii) shall be adjusted to (x) increase the Cash balance by $125,000 (the amount of the fee paid by the Company with respect to the filings made under the HSR Act related to the transactions contemplated by this Agreement) for each week of the 52-week period that follows February 6, 2004, and (y) to increase the Cash balance by the amount of any additional cash payments made by the Company after the Agreement Date in respect of fees and expenses incurred in furtherance of the Merger (to the extent such fees and expenses would not have been incurred but for the consummation of the Merger), including, but not limited to, the cost of obtaining the Tail Insurance Policy, for each week of the 52-week period that follows the date of such payment. The Average Net Revolver Balance may be either a positive or negative number.

      "Base Equity Value" means $531,000,000.

      "business day" (whether such term is capitalized or not) means any day other than Saturday, Sunday or a legal holiday that banks located in Boston, Massachusetts are open for business.

      "Cash" means the aggregate amount of the Company's and the Subsidiaries' cash, cash equivalents and short-term investments as of the time of determination determined on a consolidated basis in accordance with GAAP.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company Common Stock" means the Company's Class A Common Stock, par value $.01 per share.

      "Contribution Agreement" means the Contribution and Exchange Agreement, dated as of the Agreement Date, among the Parent and the stockholders named therein.

      "Credit Agreement" means the Amended and Restated Credit Agreement, dated as of February 13, 1998, as amended and restated as of December 10, 2003, among the Company, the Principal Subsidiary, the several lenders from time to time party thereto, JP Morgan Chase Bank, as administrative agent, documentation agent and collateral agent and Citibank Global Markets Inc., as syndication agent.

      "Damages" means all damages, losses, costs, and expenses incurred or suffered, or that are reasonably likely to be incurred or suffered, by a party with respect to or relating to an event, circumstance or state of facts. Damages shall specifically include court costs and the reasonable fees and expenses of legal counsel arising out of or relating to any direct or third-party claims, demands, actions, causes of action, suits, litigations, arbitrations or liabilities, or incurred to enforce a party's right to indemnification hereunder.

      "Equity Value Per Share" means the amount equal to (i) the Aggregate Equity Value divided by (ii) the Fully-Diluted Common Stock Number.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "fully-diluted basis" means, with respect to the number of shares of Company Common Stock outstanding as of a particular time, the sum of (a) the aggregate number of shares of Company Common Stock issued and outstanding at such time and (b) the maximum number of shares of Company Common Stock issuable at such time upon the exercise for cash of unexercised Company Options, Roll-Over Options and other options, warrants or rights to acquire shares of Company Common Stock issued and outstanding at such time (whether or not fully vested), and upon the conversion of all convertible notes or other convertible securities outstanding at such time.

      "Fully-Diluted Common Stock Number" means all of the issued and outstanding shares of Company Common Stock, calculated on a fully-diluted basis immediately prior to the Effective Time, including, without limitation, all shares of Company Common Stock held by the Parent or the Parent Affiliates.

      "GAAP" means United States generally accepted accounting principles consistently applied.

      "Governmental Authority" (whether such term is capitalized or not) means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission.

      "HoldCo Notes" means those certain 10 -3/4% Senior Discount Debentures due 2009 issued by the Company pursuant to the terms of the Indenture, dated as of February 13, 1998, between the Company and The Bank of New York, as successor.

      "HoldCo Offer" means the Company's offer to purchase any and all outstanding HoldCo Notes from the holders thereof pursuant to the HoldCo Offer Materials.

      "HoldCo Offer Materials" means that Offer to Purchase and Consent Solicitation mailed on our about February 4, 2004, to holders of the HoldCo Notes.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indebtedness" means, without duplication:

            (i) all indebtedness of or any obligation of the Company and its Subsidiaries for borrowed money, whether current, short-term, or long-term, secured or unsecured, including all accrued and unpaid interest thereon;

            (ii) all indebtedness of the Company and its Subsidiaries for the deferred purchase price for purchases of property which is not evidenced by trade payables;

            (iii) all lease obligations of the Company and its Subsidiaries under leases which are capital leases in accordance with GAAP;

            (iv) all off-balance sheet financings of the Company and its Subsidiaries, including synthetic leases and project financing;

            (v) any payment obligations of the Company or its Subsidiaries in respect of banker's acceptances or letters of credit (other than letters of credit in support of ordinary course trade payables);

            (vi) any present, future or contingent obligations of the Company or its Subsidiaries under (A) any phantom stock or equity appreciation rights, plan or agreement (but expressly excluding any stock options) or
      (B) any consulting, deferred pay-out or earn-out arrangements or any non-competition agreements, in each case, in connection with the purchase of any Person; and

            (vii) PLUS or MINUS, as the case may be, the Average Net Revolver Balance.

      "Indemnified Party" means any person entitled to seek indemnification pursuant to the provisions of Article 9.

      "Indemnifying Party" means any person against whom indemnification may be sought pursuant to the provisions of Article 9.

      "Indemnity Percentage" means, with respect to each Selling Stockholder, the percentage that portion of the Aggregate Merger Consideration received by such Selling Stockholder under this Agreement represents of the sum of the Aggregate Merger Consideration received by all Selling Stockholders under this Agreement and the aggregate consideration received by all Sellers (as defined therein) under the Stock Purchase Agreement at the Closing and the closing of the transactions contemplated by the Stock Purchase Agreement.

      "Law" means any United States or foreign judgment, decree, order, law, license, statute, ordinance, rule or regulation.

      "LTM EBITDA" means, for the Company and its Subsidiaries on a consolidated basis, income from operations for the twelve (12) months ended January 31, 2004, plus the sum of, to the extent included in determining income from operations for such period, without duplication:

      (i)   depreciation expense;

      (ii)  amortization expense; and

      (iii) other non-cash charges reducing income from operations for such period (excluding any such non-cash charge to the extent it represents an accrual of, or reserve for, cash charges in any future period) and non-cash income increasing income from operations for such period (excluding any such non-cash income to the extent it arises from cash previously received or cash to be received in any future period).

      For purposes of the foregoing definition, all financial terms and items of income or expense shall be treated, interpreted and applied in a manner consistent with their meaning and application in the financial statements of the Company presented in the Company's Annual Report on Form 10-K for the period ended March 31, 2003.

      "Material Adverse Effect" means (x) with respect to the Company, a material adverse effect on the assets, properties, businesses, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole (other than with respect to any adverse effects which, directly or indirectly, relate to or result from (i) the loss of employees or customers as a result of the public announcement of the transactions contemplated hereby or (ii) general economic conditions generally affecting the industry in which the Company and its Subsidiaries compete (other than conditions affecting the Company and its Subsidiaries in a manner materially and adversely different from their competitors in general)), and (y) with respect to the Parent any change or effect that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to be materially adverse to the business, results of operations and financial condition of the Parent and its respective Subsidiaries, taken as a whole.

      "OpCo Notes" means those certain 8 -3/4% Senior Subordinated Notes due 2008 issued by the Principal Subsidiary pursuant to the terms of the Indenture, dated as of February 13, 1998, between the Principal Subsidiary and The Bank of New York, as successor.

      "OpCo Offer" means the Principal Subsidiary's offer to purchase any and all outstanding OpCo Notes from the holders thereof pursuant to the OpCo Offer Materials.

      "OpCo Offer Materials" means that Offer to Purchase and Consent Solicitation mailed on or about February 4, 2004, to holders of the OpCo Notes.

      "Parent Affiliates" means Weston Presidio Capital III, L.P., Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund, L.P. and WPC Entrepreneur Fund II, L.P., and any affiliates of any of the foregoing.

      "Per Share Merger Consideration" means the amount equal to (i) the Aggregate Merger Consideration divided by (ii) the Adjusted Fully-Diluted Common Stock Number.

         "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

      "Principal Subsidiary" means Nebraska Book Company, Inc., a Kansas corporation.

      "Public/Bank Debt" means (i) the indebtedness for borrowed money incurred under the Credit Agreement (ii) the OpCo Notes, and (iii) the HoldCo Notes.

      "Securities" means all shares of Company Common Stock, all outstanding options, warrants, convertible notes, rights of conversion and other rights to acquire capital stock of the Company, and all shares issuable upon exercise or conversion of options, warrants, convertible notes, rights of conversion and other rights to acquire stock of the Company, outstanding from time to time, whether or not then currently vested, exercisable or convertible.

      "Securityholder" means any holder of Securities.

      "Stock Purchase Agreement" means the Stock Purchase Agreement dated as of the date hereof, among the Parent Affiliates named therein, MSD Ventures, L.P. and HWH Capital Partners, L.P.

      "Subsidiary" or "Subsidiaries" (whether or not capitalized) of any person means any corporation, partnership, limited liability company, association, trust, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      "Tax" or "Taxes" (and with correlative meaning, "Taxable") means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or similar levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

      The following table sets forth certain other defined terms and the Section of the Agreement in which the meaning of each such term appears:

                                                                 Section(s)
                                                                 ----------
"Agreement".................................................     Preamble
"Agreement Date"............................................     Preamble
"Buy-Sell Agreement"........................................     6.7
"Capitalization Certificate"................................     1.6
"Closing"...................................................     1.2
"Closing Certificates"......................................     1.6
"Closing Date"..............................................     1.2
"Company"...................................................     Preamble
"Company Consents and Notices"..............................     3.4
"Company Disclosure Schedule"...............................     Article 3
"Company Option"............................................     1.7(c)

                                      -32-

                                                                 Section(s)
                                                                 ----------
"Delaware Law"..............................................     1.2
"Dissenting Shares".........................................     2.3(a)
"EBITDA Certificate"........................................     1.6
"Effective Time"............................................     1.2
"Financial Statements"......................................     3.6(b)
"Indebtedness Certificate"..................................     1.6
"Merger"....................................................     1.1
"Merger Certificate"........................................     1.2
"Merger Instruments"........................................     2.1(a)(i)
"Merger Sub"................................................     Preamble
"Option Plans"..............................................     3.5(b)
"Option Shares".............................................     1.7(c)
"Owned Shares"..............................................     5.3
"Parent"....................................................     Preamble
"Parent Incentive Plan".....................................     1.7(b)
"Registration Rights Agreement".............................     6.7
"Replacement Option"........................................     1.7(b)
"Roll-Over Option"..........................................     1.7(b)
"Selling Stockholders"......................................     Preamble
"Stockholder Approval"......................................     6.5
"Stockholder Representative"................................     Preamble
"Stockholders Agreement"....................................     6.7
"Surviving Corporation".....................................     1.1
"Surviving Corporation Charter".............................     1.4(a)
"Tail Insurance Policy".....................................     6.9
"Termination Date"..........................................     8.1(b)
"Third-Party Claim".........................................     9.3(a)
"Voting Securities".........................................     5.3


      10.3. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

      10.4 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise, except that the Parent may assign all or any of their rights and obligations hereunder to (i) any Affiliate of Parent; provided, that no such assignment to an

Affiliate shall relieve the assigning party of its obligations hereunder, and
(ii) after the Effective Time, the Parent may assign all of its rights and obligations hereunder to a person that acquires all of the capital stock, or substantially all of the assets, of the division or business unit of the Parent responsible for the business of the Company; provided, that such person assumes this Agreement, in writing, and agrees to be bound by and to comply with all of the terms and conditions hereof.

      10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, their successors and permitted assigns and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      10.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state, without regard to the conflict of laws rules of such state.

      10.8 Consent to Jurisdiction.

            (a) EACH OF THE PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF THE PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN ANY STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK, NEW YORK. EACH OF THE PARENT, THE COMPANY AND MERGER SUB AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR, PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

            (b) EACH OF THE PARENT, THE COMPANY AND MERGER SUB IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 10.8 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

      10.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      10.10 Fees and Expenses. Subject to certain expenses of the Selling Stockholders being included in the calculation of "Aggregate Merger Consideration," all costs and expenses incurred in connection with this Agreement and the Merger by the Company, the Selling Stockholders, the Parent or Merger Sub shall be paid by the Company. Notwithstanding anything in this Agreement to the contrary, none of such costs and expenses shall be deemed Indebtedness or shall otherwise reduce the Equity Value Per Share. In addition, in the event that the Merger is not consummated for any reason, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the financings described in Sections 7.2(h), (i) and (n), the offers to purchase described in Sections 7.2(l) and (m) and the transactions contemplated by the Stock Purchase Agreement) by the Company, the Selling Stockholders, the Parent or Merger Sub shall be paid by the Company.

      10.11 Amendment. This Agreement may not be amended except by an instrument in writing, duly authorized by the appropriate boards of directors, signed by the Parent or its designee, the Merger Sub and the Company and by the Stockholder Representative.

      10.12 Waiver. At any time prior to the Effective Time, the Parent, the Stockholders Representative and the Company may agree in writing to (a) extend the time for the performance of any obligation or other act of the other (including, in the case of the Parent, the Merger Sub) party hereto, (b) waive any inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other, as the case may be, with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

      10.13 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. All Schedules and Exhibits to this Agreement are integral parts of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The symbol "$" when used in this Agreement means United States dollars. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

      10.14 No Conflict of Interest. Each of the parties to this Agreement hereby agrees that Paul, Weiss, Rifkind, Wharton & Garrison LLP may serve as counsel to the Company, any Selling Stockholder and any of their respective Affiliates (other than the Parent) and Bingham McCutchen LLP may serve as counsel to the Parent, the Merger Sub and any of their Affiliates

(other than the Company and any of the Selling Stockholders) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that Paul, Weiss, Rifkind, Wharton & Garrison LLP (or any successor) may serve as counsel to any of the Selling Stockholders and any of their Affiliates (other than the Parent or the Surviving Corporation) or any director, officer, employee or Affiliate of any one or more of them (other than the Parent or Surviving Corporation) and Bingham McCutchen LLP (or any successor) may serve as counsel to the Parent and the Surviving Corporation and any of their Affiliates (other than the Selling Stockholders) or any director, officer, employee or Affiliate of any one or more of them (other than the Selling Stockholders), in any case, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom. This Agreement shall not limit, impair or modify any existing agreement, arrangement or understanding relating to the representation by or of any of the parties hereto or any beneficial owner of any such party.

      10.15 No Third-Party Beneficiaries. Subject to Sections 6.9 and 10.4 and, except for the provisions of Article 9 relating to persons expressly entitled to indemnification thereunder, this Agreement shall be binding upon and inure to the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person (including any employees of the Company or its Subsidiaries or their beneficiaries) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


            [The remainder of the page is intentionally left blank.]

      IN WITNESS WHEREOF, the Parent, Merger Sub, the Company, the Selling Stockholders and the Stockholder Representative have duly executed this Agreement and Plan of Merger as an instrument under seal as of the date first above written.

                                 NBC HOLDINGS CORP.

                                 By:
                                    -------------------------------------------
                                 Name:   Mark L. Bono
                                 Title:  President

                                 NEW NBC ACQUISITION CORP.

                                 By:
                                    -------------------------------------------
                                 Name:   Mark L. Bono
                                 Title:  President

                                 NBC ACQUISITION CORP.

                                 By:
                                    -------------------------------------------
                                 Name:
                                 Title:


                                 STOCKHOLDER REPRESENTATIVE:

                                 HWH CAPITAL PARTNERS, L.P.

                                 By:  HWH, L.P., its general partner
                                      By:  HWH Incorporated, its general partner

                                 By:
                                    -------------------------------------------
                                 Name:
                                 Title:

                                  SELLING STOCKHOLDERS:

                                  HWH CAPITAL PARTNERS, L.P.

                                  By: HWH, L.P., its general partner
                                      By:  HWH Incorporated, its general partner


                                  By:
                                     -------------------------------------------
                                  Name:
                                  Title:


                                  HWH CORNHUSKER PARTNERS, L.P.

                                  By: HWH Cornhusker, L.P., its general partner
                                      By:  HWH Cornhusker Incorporated,
                                                its general partner


                                  By:
                                     -------------------------------------------
                                  Name:
                                  Title:

                                    -------------------------------------------
                                       Mark W. Oppegard

                                    -------------------------------------------
                                       Barry S. Major

                                    -------------------------------------------
                                       Alan G. Siemek

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:

Company Disclosure Schedule

Schedule 1:       Selling Stockholders
Schedule 1.7(b):  Roll-Over Options

EXHIBITS:

Exhibit A:        Form of Merger Certificate
Exhibit B:        Form of Company Counsel Legal Opinion
Exhibit C-1:      Senior Secured Financing Term Sheet
Exhibit C-2:      Senior Subordinated Financing Term Sheet
Exhibit C-3:      Parent Financing Term Sheet
Exhibit D         Instrument of Accession

                                   SCHEDULE 1

                          INITIAL SELLING STOCKHOLDERS

      SELLING STOCKHOLDER

HWH Capital Partners, L.P.

HWH Cornhusker Partners, L.P.

Mark W. Oppegard

Barry S. Major

Alan G. Siemek

                                 SCHEDULE 1.7(B)

                      ROLL-OVER OPTIONS/REPLACEMENT OPTIONS

The following is a summary of the significant terms of the Replacement Options that will be issued pursuant to Section 1.7(b).

Issuer:                    NBC Holdings Corp.

Exercise Price:   Same exercise price per share as the Roll-Over Option being replaced.

Number of Shares: Same number of shares (of NBC Holdings Corp.) as the Roll-Over
                  Option.

Vesting:          Replacement Options will be fully-vested upon issuance.

Expiration:       Outside termination date is ten years from the date of
                  issuance of the Replacement Option (i.e., tenth anniversary of the Effective Time). Upon termination of an employee, Replacement Options will remain exercisable by such employee for the duration of their stated term; provided that, in the event such employee takes work with a competitor, then the option will expire if unexercised prior to the later of (i) 90 days from termination, or (ii) the date on which the employee starts employment with a competitor. Upon a change-of-control of NBC Holdings, Replacement Options will expire if they are not exercised within a 30-day notice period prior to closing;
                  provided that they could be exercised on a "net" basis in connection with such change-in-control.

Option Agreement: Substantially the same terms as the agreement governing the
                  Roll-Over Option being replaced, as modified to reflect the provisions summarized on this Schedule 1.7(b).

                            LIST OF ROLL-OVER OPTIONS

        OPTIONHOLDER               NUMBER OF ROLL-OVER OPTIONS
        ------------               ---------------------------
MARK OPPEGARD                                 10,825

LARRY REMPE                                   3,400

THOMAS HOFF                                   2,650

KENNETH JIROVSKY                              2,800

WILLIAM ALLEN                                 1,500

BARRY MAJOR                                   9,330

ALAN SIEMEK                                   7,478

ROBERT RUPE                                   3,800

MICHAEL KELLY                                 4,661

CINDY MORRIS                                  300

TIM MENKE                                     640

FRANK CONDELLO                                200

KEVIN WRIGHT                                  800

ROBERT KARGO                                  30

WILLIAM ADAMS                                 100

WOODIE WHITE, JR.                             400

KEVIN GISH                                    30

JOHN BAUMEISTER                               100

THOMAS KROEGER                                10

ALAN NICHOLS                                  225

KEVIN HARFORD                                 64

DELOY TANNER                                  100

        OPTIONHOLDER               NUMBER OF ROLL-OVER OPTIONS
        ------------               ---------------------------
MICHAEL KIELY                                 100

STEVEN SHOWALTER                              100

STEVEN BARTEK                                 10

GREGORY ANDERSON                              125

TOTAL                                         49,778